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                                                                    EXHIBIT 23.7

                     CONSENT OF CS FIRST BOSTON CORPORATION

  We hereby consent to (i) the inclusion of our opinion letter to the Board of Directors of The Washington Water Power Company ("WWP") as Annex C to the Joint Proxy Statement/Prospectus of WWP, Sierra Pacific Resources ("SPR") and Sierra Pacific Power Company ("SPPC") relating to the proposed business combination involving WWP, SPR and SPPC and (ii) all references made to our firm and such opinion in (A) such Joint Proxy Statement/Prospectus under the captions "SUMMARY--Opinions of Financial Advisors--WWP" and "THE MERGER--Background of the Merger," "--Recommendation of the Boards of Directors--WWP Board Recommendation" and "--Opinions of Financial Advisors--WWP Financial Advisor's Opinion" and (B) the Letter to the shareholders of WWP accompanying such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                                    /s/ Jonathan Rouner
                                          By: _________________________________
                                                CS FIRST BOSTON CORPORATION

New York, New York
October 4, 1994